SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western
Asset Income Fund was held on
May 23, 2017, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors

Nominees
Votes For
Votes
Withheld
Robert Abeles, Jr.


7,934,675
335,353
Anita L. DeFrantz

7,905,297
364,730
Avedick B. Poladian
7,915,086
354,942
William E.B. Siart


7,823,383
446,645
Jaynie Miller Studenmund



7,892,672
377,356
Ronald L. Olson


7,984,835
285,192
Jane E. Trust


7,982,950
287,078